Exhibit 99.1

BLOCKBUSTER REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

REVENUES TOP $6.1 BILLION

DALLAS, March 9, 2005 — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home movie and game entertainment, today reported financial results for the fourth quarter and full year ended December 31, 2004. Total revenues increased 6.3% to $1.72 billion for the fourth quarter of 2004 from $1.62 billion for the fourth quarter of last year. For the full year, total revenues increased 2.4% to $6.05 billion for 2004 from $5.91 billion last year.

Net income for the fourth quarter of 2004 totaled $0.9 million. Adjusted net income for the fourth quarter of 2004 totaled $12.3 million, or $0.07 per diluted share, excluding non-cash share-based compensation charges. This compared with a net loss of $1.19 billion, or $6.57 per share, for the fourth quarter of 2003. Adjusted net income for the fourth quarter of 2003, excluding non-cash impairment charges, totaled $58.0 million, or $0.32 per diluted share. The impact of these charges for the fourth quarter and full year ended December 31, 2004 and 2003 is reflected on page 5 of the financial tables.

“During 2004, Blockbuster invested in new customer propositions designed to improve our competitive position in the home entertainment marketplace and strengthen our future revenues and profits,” said John Antioco, Blockbuster Chairman and CEO. “We are especially delighted with the rapid growth of our online business, which, in just seven months, has built a base of more than 750,000 subscribers. Based on our initial success in this area, we are accelerating our investment in BLOCKBUSTER Online, with a goal of achieving more than 2 million subscribers by the first quarter of 2006.”

“We are also very pleased with the early results of ‘No Late Fees.’ While this was a significant investment, our transactions are increasing and our active member counts are trending up for the first time in almost two years. We firmly believe that the elimination of extended viewing fees will help revitalize our core rental business.”

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Blockbuster Inc. Fourth Quarter Earnings

Initiatives Update

In 2004, the Company invested approximately $140 million of capital expenditures and $120 million in operating costs to develop the following initiatives:

•	BLOCKBUSTER Online™ – Blockbuster firmly established itself in the online rental business and in seven months since its launch, BLOCKBUSTER Online has grown to more than 750,000 subscribers. Based on this early success, the Company’s goal is to have more than 2 million subscribers by the end of the first quarter of 2006 and, to this end, will significantly increase its subscriber acquisition investment in 2005.

•	Blockbuster Movie Pass – During 2004, Blockbuster Movie Pass was extended to all domestic stores. At the end of the fourth quarter of 2004, more than 2.1 million members were Movie Pass subscribers, which significantly exceeded the Company’s goal. In 2005, the Company plans to continue to broaden the appeal of Movie Pass by providing a wider selection of in-store subscription offerings.

•	Movie and Game Trading – Trading was successfully launched in approximately 3,500 stores worldwide during 2004 and is expected to improve product selection and drive sales of new and used DVDs and games. During 2004, Blockbuster sold more than 14 million traded movies and games. Going forward, Blockbuster will continue to leverage and position trading as a unique offering to help drive overall retail activity, but will not be allocating significant marketing and capital resources for this initiative during 2005.

•	Game Concepts – The Company’s games business continued to grow in 2004, contributing over $1 billion in total revenues. At the end of the year, the Company had more than 700 game locations, including both store-in-store and freestanding concepts. During the balance of 2005, Blockbuster plans to refine its games business and continue its growth in 2006 and beyond.

Restatement of Previously Issued Financial Statements

Like other companies with significant leasehold improvements, Blockbuster is performing a review of its accounting policies and practices with respect to leases. As a result of this internal review, the

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Blockbuster Inc. Fourth Quarter Earnings

Company has identified technical errors in accounting practices associated with accounting for leasehold improvements and funds received from landlords for leasehold improvements (“tenant allowances”). The Company has discussed these items with its independent registered public accounting firm and is still evaluating the ultimate impact of these technical errors on its financial statements. Upon completion of this evaluation, the Company intends to restate its previously issued financial statements. These changes will have no impact on total cash or total cash flows.

Fourth Quarter Operating Results

For the fourth quarter of 2004, total revenues increased 6.3% to $1.72 billion from $1.62 billion for the fourth quarter last year, primarily as a result of store growth and the favorable impact of foreign exchange. Total worldwide same-store revenues were flat with the same period in the prior year, resulting from strong growth in retail same-store revenues, which was offset by declining same-store rental revenues.

Total rental revenues, which represented 66.7% of total revenues for the fourth quarter of 2004, totaled $1.15 billion, essentially flat with the same period in 2003. Worldwide same-store rental revenues for the fourth quarter of 2004 decreased 2.9%.

Total retail revenues, which represented 31.7% of total revenues for the fourth quarter of 2004, increased 22.9% to $545.5 million from $443.8 million for the fourth quarter of 2003. Worldwide same-store retail revenues for the fourth quarter of 2004 increased 8.0% as a result of strong growth in retail game sales.

For the fourth quarter of 2004, gross profit increased 3.5% to $955.0 million from $923.0 million for the same period of last year. Rental gross profit for the fourth quarter of 2004 increased slightly to $813.3 million from $809.8 million for the fourth quarter of 2003. Rental gross margin for the fourth quarter of 2004 increased 30 basis points to 70.9% compared with 70.6% for the fourth quarter of 2003.

Retail gross profit for the fourth quarter of 2004 increased 33.0% to $115.3 million from $86.7 million for the fourth quarter of 2003. Retail gross margin for the fourth quarter of 2004 increased 160 basis points to 21.1% compared with 19.5% for the fourth quarter of 2003 primarily as a result of growth in higher margin international retail game sales and growth in movie and game trading. Total gross

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Blockbuster Inc. Fourth Quarter Earnings

margin for the fourth quarter of 2004 was 55.6% compared with 57.1% for the fourth quarter of 2003, primarily as a result of growth in retail revenues as a percentage of total revenues.

Selling, general and administrative (“SG&A”) expenses (advertising, general and administrative and share-based compensation expenses) increased 16.6% to $872.5 million for the fourth quarter of 2004 from $748.3 million for the same period of 2003 primarily as a result of increased spending associated with the strategic initiatives, share-based compensation expense of $18.3 million associated primarily with the early adoption of SFAS 123 (revised), Share Based Payments (“FAS 123R”), which requires the Company to recognize expense for share-based compensation in its statement of operations, the impact of foreign exchange rates and the settlement of a complaint filed by Buena Vista Home Entertainment, Inc. Buena Vista had claimed that Blockbuster had breached the revenue-sharing agreement between the two companies and claimed damages in excess of $120 million. The parties agreed to binding arbitration of their dispute and, as a result, Blockbuster recorded approximately $12.0 million in connection with the arbitration in the fourth quarter of 2004. For the fourth quarter of 2004, advertising expenses increased to $92.7 million, or 5.4% of total revenues, from $67.2 million, or 4.2% of total revenues, for the fourth quarter of 2003 primarily as a result of increased spending on subscription programs, games and trading. As a percentage of total revenues, SG&A expenses increased to 50.8% for the fourth quarter of 2004 from 46.3% for the same period last year as a result of investment in the initiatives.

Operating expenses (SG&A, impairment of goodwill and other long-lived assets, depreciation and amortization) totaled $933.0 million for the fourth quarter of 2004 compared with $2.12 billion for the fourth quarter of 2003. Operating expenses in the fourth quarter of 2003 reflect non-cash charges of $1.30 billion recorded during the fourth quarter of 2003 to impair goodwill and other long-lived assets. Operating income totaled $22.0 million for the fourth quarter of 2004 compared with an operating loss of $1.20 billion for the fourth quarter of 2003. Excluding the non-cash charges, as shown on page 5 of the financial tables, adjusted operating income decreased 63.2% to $39.0 million for the fourth quarter of 2004 from $106.1 million for the fourth quarter of 2003, primarily reflecting the incremental operating expenses associated with the new initiatives.

Interest expense increased to $19.8 million for the fourth quarter of 2004 from $5.7 million for the fourth quarter of 2003, primarily due to the assumption of an additional $950.0 million in debt to finance the special cash distribution paid to stockholders in September 2004.

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Blockbuster Inc. Fourth Quarter Earnings

Net income for the fourth quarter of 2004 totaled $0.9 million compared with a net loss of $1.19 billion, or $6.57 per share, for the fourth quarter of 2003. Excluding non-cash charges, as shown on page 5 of the financial tables, adjusted net income for the fourth quarter of 2004 totaled $12.3 million, or $0.07 per diluted share, a decrease of 78.8% from adjusted net income for the fourth quarter of 2003 of $58.0 million, or $0.32 per diluted share.

Net cash flow provided by operating activities decreased to $453.9 million for the fourth quarter of 2004 from $474.6 million for the fourth quarter of 2003.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) decreased to $87.7 million for the fourth quarter of 2004 from $202.8 million for the same period last year as a result of increased spending associated with the strategic initiatives, including an increase in capital expenditures from $77.4 million for 2003 to $104.7 million for 2004. Additionally, the Company increased its investment in both merchandise and rental inventories, which was offset by an increase in accounts payable.

Twelve Months Operating Results

Total revenues for 2004 increased 2.4% to $6.05 billion from $5.91 billion for 2003, primarily as a result of store growth and the favorable impact of foreign exchange, which were partially offset by a decrease in worldwide same-store revenues. Total worldwide same-store revenues decreased 3.2% from the same period in the prior year, primarily due to the continued weakness in both domestic and international same-store rental revenues.

Total rental revenues, which represented 73.2% of total revenues for 2004, decreased 2.3% to $4.43 billion from $4.53 billion for the same period last year. Worldwide same-store rental revenues for 2004 declined 5.7% as a result of lighter rental traffic industry-wide.

Total retail revenues, which represented 25.3% of total revenues for 2004, increased 19.6% to $1.53 billion from $1.28 billion for 2003. Worldwide same-store retail revenues increased 5.6% as a result of strong growth in international retail movie and game sales and growth in domestic game sales driven primarily by the addition of game concepts.

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Blockbuster Inc. Fourth Quarter Earnings

Gross profit increased 2.6% to $3.61 billion for 2004 from $3.52 billion for 2003 as a result of the growth in retail gross profit. Rental gross profit for 2004 totaled $3.18 billion, essentially flat with 2003. Rental gross margin for 2004 increased 180 basis points to 71.8% compared with 70.0% for 2003 as a result of a continued focus on improved product buying.

Retail gross profit for 2004 increased 34.7% to $341.9 million from $253.9 million for 2003. Retail gross margin for 2004 increased 250 basis points to 22.3% from 19.8% in 2003 as a result of growth in higher margin international retail game sales and growth in movie and game trading. Total gross margin for 2004 was 59.7%, essentially flat with total gross margin of 59.6% in 2003.

SG&A expenses (advertising, general and administrative and share-based compensation expenses) increased 11.6% to $3.13 billion for 2004 from $2.80 billion for 2003 primarily as a result of increased spending associated with our strategic initiatives, the impact of foreign exchange rates and general inflation. For 2004, advertising expenses increased to $257.4 million, or 4.3% of total revenues, from $179.4 million, or 3.0% of total revenues, for 2003, reflecting increased spending in support of the new initiatives, as noted above. As a percentage of total revenues, SG&A expenses for 2004 increased to 51.7% from 47.4% for 2003 primarily as a result of the investment in the initiatives.

Operating expenses (SG&A, impairment of goodwill and other long-lived assets, depreciation and amortization) totaled $4.88 billion for 2004 compared with $4.37 billion for 2003, principally reflecting non-cash charges of $1.50 billion recorded during the third quarter of 2004, as well as non-cash charges of $1.30 billion recorded during the fourth quarter of 2003, both to impair goodwill and other long-lived assets. Blockbuster performed an interim impairment test of its goodwill during the third quarter of 2004 because of factors associated with Viacom’s exchange offer to divest its interest in Blockbuster.

Operating loss totaled $1.27 billion for 2004 compared with an operating loss of $845.2 million for 2003, principally reflecting the non-cash impairment charges of $1.50 billion in 2004 and $1.30 billion in 2003. Excluding the non-cash charges, as shown on page 5 of the financial tables, adjusted operating income decreased 44.2% to $256.3 million for 2004 from $459.7 million for 2003, primarily reflecting the incremental operating expenses associated with the development and launch of subscription, trading and games initiatives.

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Blockbuster Inc. Fourth Quarter Earnings

Interest expense increased 15.1% to $38.1 million for 2004 from $33.1 million for last year primarily due to the assumption of an additional $950.0 million in debt to finance the special cash distribution paid to stockholders in September 2004.

Net loss for 2004 totaled $1.26 billion, or $6.93 per share, compared with a net loss for 2003 of $983.9 million, or $5.46 per share. Excluding the non-cash charges and other non-recurring items, as shown on page 5 of the financial tables, adjusted net income before cumulative effect of change in accounting principle for 2004 totaled $138.0 million, or $0.76 per diluted share, compared with $267.8 million, or $1.48 per diluted share for 2003.

Net cash flow provided by operating activities was $1.20 billion for 2004 compared with $1.42 billion for 2003.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) decreased to $127.9 million for 2004 from $402.7 million for 2003 as a result of increased spending associated with the strategic initiatives, including an increase in capital expenditures from $176.8 million for 2003 to $274.9 million for 2004. Additionally, the Company increased its investment in both merchandise and rental inventories, which was offset by an increase in accounts payable.

Business Outlook

The following are the Company’s current expectations for 2005:

•	The percentage increase in total revenues for 2005 is expected to be in the low-single digit range over 2004 as a result of growth in active members and growth in the store base.

•	For the full-year 2005, the Company projects that extended viewing fees would have contributed approximately $250 million to $300 million to operating income, which is expected to be offset by growth in revenues resulting from increased store traffic, less promotional and marketing activity, and increased focus on operating expense management.

•	The Company expects operating income for the full-year 2005 to be flat with adjusted operating income for full-year 2004 before the initial marketing and implementation costs of approximately

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Blockbuster Inc. Fourth Quarter Earnings

$50 million associated with the launch of Blockbuster’s “No Late Fees” policy and approximately $40 million in share-based compensation costs associated with the adoption of FAS 123R. However, operating income for the first quarter of 2005 will be reduced by approximately $80 million in projected operating income from extended viewing fees, approximately $60 million in operating costs for BLOCKBUSTER Online, and approximately $50 million in launch costs for “No Late Fees.”

•	In order to build on the initial success of BLOCKBUSTER Online, the Company will spend an incremental $70 million in 2005 to further accelerate subscriber growth. This incremental spend is expected to be offset with an SG&A reduction plan to be implemented across the company beginning in the second quarter of 2005. The total operating costs for BLOCKBUSTER Online for 2005 are expected to be approximately $120 million.

•	Total capital expenditures for the full-year 2005 are expected to be approximately $150.0 million, compared with the $274.9 million recorded in 2004. This reflects fewer new store openings, fewer store remodels and fewer additions of freestanding and game store-in-stores.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

This news release contains forward-looking statements relating to Blockbuster’s operations and business outlook. Specific forward-looking statements include, without limitation, statements relating to (i) Blockbuster’s business strategies, (ii) Blockbuster’s investments in customer proposition initiatives and its related goals and priorities, (iii) the expected competitive and financial impact of these initiatives, (iv) the anticipated impact of the elimination of extended viewing fees on Blockbuster’s core business, (v) Blockbuster’s intended restatement of previously issued financial statements and the anticipated impact of such restatement on Blockbuster’s total cash and total cash flow and (vi) Blockbuster’s expected results of operations for 2005. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer demand for Blockbuster’s existing and planned product and service offerings, in particular its online and in-store subscription offerings, as well as its trading and games concepts; (ii) the impact of competitor pricing and product and service offerings; (iii) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (iv) the variability in consumer appeal of the movie titles and games software released for rental and sale; (v) Blockbuster’s ability to respond to changing consumer preferences and its related ability to reach agreements with vendors on acceptable commercial terms; (vi) the impact of changes in Blockbuster’s consumer rental terms, including Blockbuster’s elimination of extended viewing fees and its online and in-store subscription rental offers; (vii) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives; (viii) Blockbuster’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in

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Blockbuster Inc. Fourth Quarter Earnings

consumer preferences and any corresponding changes to its operating model, including continued support for its initiatives; (ix) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control operating expenses; (x) the application and impact of future accounting policies or interpretations of existing accounting policies, including without limitation the impact of accounting policies related to leases and Blockbuster’s related restatement; (xi) the results and any related impact of Blockbuster’s exchange offer for all outstanding shares of Hollywood Entertainment Corporation’s common stock and its tender offer for all of Hollywood’s 9.625% Senior Subordinated Notes; (xii) the effect of game platform cycles; (xiii) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (xiv) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the headings “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003, “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004, and “Risk Factors” in Blockbuster’s Registration Statement on Form S-4 (File No. 333-122485), filed with the Securities and Exchange Commission on February 2, 2005.

# # #

Contact:

Press

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

or

Randy Hargrove

Director, Corporate Communications

(214) 854-3190

Analysts/Investors

Mary Bell

Senior Vice President, Investor Relations

(214) 854-3863

or

Angelika Torres

Director, Investor Relations

(214) 854-4279

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BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Rental revenues	$1,147.0	$1,146.9	$4,428.6	$4,533.5
Merchandise sales	545.5	443.8	1,532.6	1,281.6
Other revenues	26.4	26.5	92.0	96.6

	1,718.9	1,617.2	6,053.2	5,911.7

Cost of sales:
Cost of rental revenues	333.7	337.1	1,250.7	1,362.1
Cost of merchandise sold	430.2	357.1	1,190.7	1,027.7

	763.9	694.2	2,441.4	2,389.8

Gross profit	955.0	923.0	3,611.8	3,521.9

Operating expenses:
General and administrative	761.5	681.1	2,854.0	2,624.9
Share-based compensation	18.3	—	18.3	—
Advertising	92.7	67.2	257.4	179.4
Depreciation	60.1	67.0	240.5	255.5
Impairment of goodwill and other long-lived assets	—	1,304.9	1,504.4	1,304.9
Amortization of intangibles	0.4	1.6	2.3	2.4

	933.0	2,121.8	4,876.9	4,367.1

Operating income (loss)	22.0	(1,198.8)	(1,265.1)	(845.2)
Interest expense	(19.8)	(5.7)	(38.1)	(33.1)
Interest income	1.0	0.8	3.6	3.1
Other items, net	2.2	(2.5)	1.6	(0.4)

Income (loss) before income taxes	5.4	(1,206.2)	(1,298.0)	(875.6)
Benefit (provision) for income taxes	(4.5)	16.9	41.9	(103.2)
Equity in loss of affiliated companies, net of tax	—	—	—	(0.7)

Income (loss) before cumulative effect of change in accounting principle	0.9	(1,189.3)	(1,256.1)	(979.5)
Cumulative effect of change in accounting principle, net of tax (1)	—	—	—	(4.4)

Net income (loss)	$0.9	$(1,189.3)	$(1,256.1)	$(983.9)

Income (loss) per share before cumulative effect of change in accounting principle:
Basic	$—	$(6.57)	$(6.93)	$(5.44)
Diluted	$—	$(6.57)	$(6.93)	$(5.44)
Cumulative effect of change in accounting principle per share:
Basic	$—	$—	$—	$(0.02)
Diluted	$—	$—	$—	$(0.02)
Net income (loss) per share:
Basic	$—	$(6.57)	$(6.93)	$(5.46)
Diluted	$—	$(6.57)	$(6.93)	$(5.46)
Weighted average shares outstanding:
Basic	181.5	180.9	181.2	180.1
Diluted	183.2	182.4	182.0	181.3
Recurring cash dividends per common share	$0.02	$0.02	$0.08	$0.08

Special distribution per common share	$—	$—	$5.00	$—

(1)	During 2003, we adopted SFAS 143 "Accounting for Asset Retirement Obligations," which requires the capitalization of any retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of the total expense to future periods using a systematic and rational method. The application of this new accounting standard required us to recognize a cumulative effect of change in accounting principle, net of tax, of ($4.4) million.

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BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2004		2003		2004		2003
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental	$118.8	10.4%	$293.3	25.6%	$692.1	15.6%	$1,435.7	31.7%
DVD rental	889.0	77.5%	706.0	61.6%	3,237.7	73.1%	2,599.7	57.3%

Total movie rental	1,007.8	87.9%	999.3	87.1%	3,929.8	88.7%	4,035.4	89.0%
Game rental	139.2	12.1%	147.6	12.9%	498.8	11.3%	498.1	11.0%

Total rental	$1,147.0	100.0%	$1,146.9	100.0%	$4,428.6	100.0%	$4,533.5	100.0%

Merchandise sales:
VHS sales	$7.4	1.4%	$16.4	3.7%	$24.7	1.6%	$66.7	5.2%
DVD sales	203.0	37.2%	192.8	43.4%	591.8	38.6%	526.4	41.1%

Total movie sales	210.4	38.6%	209.2	47.1%	616.5	40.2%	593.1	46.3%
Game sales	239.5	43.9%	131.0	29.5%	531.7	34.7%	306.6	23.9%
General merchandise sales	95.6	17.5%	103.6	23.3%	384.4	25.1%	381.9	29.8%

Total merchandise sales	$545.5	100.0%	$443.8	100.0%	$1,532.6	100.0%	$1,281.6	100.0%

Note: Some percentages above do not total due to rounding. Certain prior period amounts have been reclassified to conform to current period presentation.

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Same-store Revenues Data:
Worldwide same-store revenues decrease	0.0%	(6.8%)	(3.2%)	(2.2%)
Domestic same-store revenues decrease	(1.2%)	(8.4%)	(5.5%)	(2.7%)
International same-store revenues increase (decrease)	2.8%	(1.6%)	3.0%	(0.7%)

Margin:
Rental margin	70.9%	70.6%	71.8%	70.0%
Merchandise margin	21.1%	19.5%	22.3%	19.8%
Gross margin	55.6%	57.1%	59.7%	59.6%

Cash Flow Data:
Net cash flow provided by operating activities	$453.9	$474.6	$1,201.2	$1,416.1
Net cash flow used in investing activities	$(376.0)	$(269.9)	$(1,098.1)	$(1,010.4)
Net cash flow provided by (used in) financing activities	$51.3	$(143.2)	$(18.8)	$(335.5)

Capital Expenditures	$104.7	$77.4	$274.9	$176.8

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$330.3	$233.4
Merchandise inventories	$516.6	$415.1
Rental library	$457.6	$354.4
Accounts payable	$721.8	$565.1
Total debt (including capital lease obligations)	$1,145.2	$219.9

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BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Year Ended December 31,
	2004	2003
Domestic Company-Operated Stores:
Beginning	4,579	4,518
Net additions	129	61

Ending	4,708	4,579

International Company-Operated Stores:
Beginning	2,526	2,389
Net additions	31	137

Ending	2,557	2,526

Franchised Stores:
Beginning	1,762	1,638
Net additions	67	124

Ending	1,829	1,762

Total Stores Worldwide:
Beginning	8,867	8,545
Net additions	227	322

Ending	9,094	8,867

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BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company's net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company's operating performance. In addition, free cash flow is also a measure used by the Company's investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by activities to free cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net cash flow provided by operating activities	$453.9	$474.6	$1,201.2	$1,416.1

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(261.5)	(194.4)	(798.4)	(836.6)
Capital expenditures	(104.7)	(77.4)	(274.9)	(176.8)

Free cash flow	$87.7	$202.8	$127.9	$402.7

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income (loss)	$0.9	$(1,189.3)	$(1,256.1)	$(983.9)
Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and amortization	60.5	68.6	242.8	257.9
Impairment of goodwill and other long-lived assets	—	1,304.9	1,504.4	1,304.9
Non-cash share-based compensation expense	17.0	—	17.0	—
Excess tax benefit from share-based compensation	(5.1)	—	(5.1)	—
Capital expenditures	(104.7)	(77.4)	(274.9)	(176.8)
Rental library purchases, net of rental amortization	(59.3)	24.1	(50.4)	118.2
Changes in working capital	242.4	172.7	49.1	(45.2)
Cumulative effect of change in accounting principle, net of tax	—	—	—	4.4
Changes in deferred taxes and other	(64.0)	(100.8)	(98.9)	(76.8)

Free cash flow	$87.7	$202.8	$127.9	$402.7

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BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(In millions, except per share amounts)

For the year ended December 31, 2004, the Company reports adjusted net income and adjusted net income per diluted share excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding these non-recurring items as an internal measure of business operating performance.

For the periods ended December 31, 2004, the Company reports adjusted net income, adjusted net income per diluted share and adjusted operating income excluding share-based compensation pursuant to SFAS No. 123 (revised), Share-Based Compensation (“SFAS 123R”). For the periods ended December 31, 2004 and 2003, the Company also reports adjusted net income, adjusted net income per diluted share and adjusted operating income excluding impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to impairment of goodwill associated with Viacom’s acquisition of Blockbuster and share-based compensation expense primarily resulting from the adoption of SFAS 123R in the fourth quarter of 2004, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding these non-cash charges as an internal measure of business operating performance.

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Reconciliation of adjusted net income:
Net income (loss)	$0.9	$(1,189.3)	$(1,256.1)	$(983.9)

Adjustments to reconcile net income (loss) to adjusted net income:
Resolution of federal income tax audit	—	—	(37.1)	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	4.4
Non-cash share-based compensation expense, net of tax	11.4	—	11.4	—
Impairment of goodwill and other long-lived assets, net of tax	—	1,247.3	1,419.8	1,247.3

Adjusted net income (1)	$12.3	$58.0	$138.0	$267.8

Adjusted net income per diluted share (1)	$0.07	$0.32	$0.76	$1.48

Weighted average shares outstanding—diluted	183.2	182.4	182.0	181.3

Reconciliation of adjusted operating income:
Operating income (loss)	$22.0	$(1,198.8)	$(1,265.1)	$(845.2)

Non-cash share-based compensation expense	17.0	—	17.0	—
Impairment of goodwill and other long-lived assets	—	1,304.9	1,504.4	1,304.9

Adjusted operating income	$39.0	$106.1	$256.3	$459.7

Total revenues	$1,718.9	$1,617.2	$6,053.2	$5,911.7
Adjusted operating margin	2.3%	6.6%	4.2%	7.8%

(1)	Before cumulative effective of change in accounting principle.